Exhibit 2.1

asset purchase AGREEMENT

By and between

Accelerize Inc.

(“Seller”)

and

CAKE Software, Inc.

(“Buyer”)

May 15, 2019

ARTICLE IV	Representations and Warranties of Buyer	28
4.1.	Incorporation; Authorization; Etc.	28
4.2.	Brokers, Finders, Etc.	28
4.3.	Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.	28
4.4.	Acquisition of Acquired Assets and Operation of the Acquired Business for Investment	29
4.5.	Necessary Funds	29
ARTICLE V	Covenants of Seller and Buyer	29
5.1.	Confidentiality; Records; Cooperation	29
5.2.	Reasonable Best Efforts, Obtaining Consents	30
5.3.	Conduct of Business	31
5.4.	Preservation of Business	32
5.5.	Further Assurances	32
5.6.	Press Release	32
5.7.	Use of Name	32
5.8.	Restrictive Covenants	33
5.9.	Indebtedness	35
ARTICLE VI	Employees, Employee Benefits and Other Transitional Matters	35
6.1.	Hiring Employees	35
6.2.	Medical Benefits	35
6.3.	Investment Plans	35
6.4.	Severance	35
6.5.	Service Credit	36
6.6.	UK Employees	36
ARTICLE VII	Transfer Taxes	37
ARTICLE VIII	Conditions of Buyer’s Obligation to Close	37
ARTICLE IX	Conditions of Seller’s Obligation to Close	39
ARTICLE X	Survival; Indemnification	40
10.1.	Survival Periods	40
10.2.	Indemnification by Seller	40
10.3.	Indemnification by Buyer	41
10.4.	Indemnification Procedures	42
10.5.	Certain Limitations	43

ii

ARTICLE XI	Termination	43
11.1.	Termination	43
11.2.	Procedure and Effect of Termination	44
ARTICLE XII	Miscellaneous	44
12.1.	Counterparts	44
12.2.	Governing Law; Consent to Jurisdiction	44
12.3.	Entire Agreement	45
12.4.	Expenses	45
12.5.	Notices	45
12.6.	Successors and Assigns	46
12.7.	Headings; Definitions	46
12.8.	Severability; Enforcement	46
12.9.	Amendment	46
12.10.	Waiver; Effect of Waiver	46
12.11.	Remedies Cumulative	46

schedules

Schedule I	Persons with Seller “Knowledge”
Schedule 2.1(a)(x)	Real Property
Schedule 2.5	Purchase Price Adjustment
Schedule 3.1(c)	Material Restrictions
Schedule 3.2	Financial Statements
Schedule 3.4	Existing Indebtedness
Schedule 3.6	Litigation
Schedule 3.8	Contracts
Schedule 3.9	Employees
Schedule 3.10	Employee Benefits
Schedule 3.11	Certain Changes
Schedule 3.12	Intellectual Property
Schedule 3.14A	Suppliers; Customers
Schedule 3.14B	Monthly Recurring Revenue
Schedule 3.15	Insurance
Schedule 3.20	Creditor Arrangements
Schedule 6.1A	Employees of Seller Employed in the Business
Schedule 6.1B	Contracts in Respect of the UK Employees

EXHIBITS

EXHIBIT A	Bill of Sale and Assignment Agreement
EXHIBIT B	UK Assignment Agreement

iii

asset purchase AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 15, 2019, is entered into by and between Accelerize Inc., a Delaware corporation (“Seller”), and CAKE Software, Inc., a Delaware corporation (“Buyer”).

WHEREAS, among other things, Seller and the UK Subsidiary (as defined below) own and operate a business that licenses proprietary software (and provides services related to such software) for advanced analytics, attribution and campaign optimization for digital marketers (the “Business”); and

WHEREAS, Buyer and UK Buyer (as defined below) desire to purchase certain assets of Seller and the UK Subsidiary and assume certain liabilities of Seller and the UK Subsidiary relating to the Business, and Seller and the UK Subsidiary desire to sell such assets and assign such liabilities to Buyer and UK Buyer, upon the terms and conditions set forth herein (the “Asset Purchase”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Certain Definitions

As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in any Schedule or Exhibit hereto and each collateral document and certificate executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. For the avoidance of doubt, all references in this Agreement to “$” or Dollars shall mean United Stated Dollars.

“Accounts Payable” shall have the meaning attributed thereto in Section 2.1(c)(ii).

“Accounts Receivable” means all rights of Seller to receive payment for services rendered in respect of the Business.

“Acquired Assets” shall have the meaning attributed thereto in Section 2.1(a).

“Acquired Contracts” shall have the meaning attributed thereto in Section 2.1(a)(v).

“Action” means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Agreement” shall have the meaning attributed thereto in the Preamble.

“Arbitration Firm” shall have the meaning attributed thereto in Section 2.7(c).

“Asset Purchase” shall have the meaning attributed thereto in the Recitals.

“Assumed Employee” shall have the meaning as set forth in Section 6.1.

“Assumed Contracts” shall have the meaning attributed thereto in Section 2.1(a)(v).

“Assumed Liabilities” shall have the meaning attributed thereto in Section 2.1(c).

“Base Purchase Price” means the sum of $19,400,000 plus or minus the Estimated Closing Date Adjustment.

“Base Software” means all source and object code comprising the “CAKE for Networks” and the “Journey by CAKE” software platforms, as the same exists as of the Closing Date, including, without limitation, all backend databases and infrastructure, front-end user interfaces and including any products that are in the development stage.

“Bill of Sale and Assignment Agreement” shall have the meaning attributed thereto in Section 2.2(a).

“Break Fee” means $1,000,000.

“Business” shall have the meaning attributed thereto in the Recitals.

“Buyer” shall have the meaning attributed thereto in the Preamble.

“Buyer Closing Statement” shall have the meaning attributed thereto in Section 2.5(b).

“Buyer Indemnified Parties” shall have the meaning attributed thereto in Section 10.2.

“Closing” means the consummation of the transactions contemplated by Section 2.1 of this Agreement.

“Closing Date” means the date that is five (5) business days after all conditions set forth in Articles VIII and IX hereof have been satisfied, or such other date as may be otherwise expressly agreed by Buyer and Seller.

“Closing Documents” shall have the meaning attributed thereto in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP Licenses” shall have the meaning attributed thereto in Section 3.12(b).

“Confidential Data” shall have the meaning attributed thereto in Section 3.12(j).

“Contract” means any note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation or commitment and all rights and obligations therein, whether written or otherwise.

“Covered Liabilities” shall have the meaning attributed thereto in Section 10.2.

“Customer Contracts” shall have the meaning attributed thereto in Section 2.1(a)(iv).

“Demand” means any action, award, claim, complaint, cost, debt, demand, expense, fine, liability, loss, penalty, proceeding or settlement.

“Earn-out Payment” shall have the meaning attributed thereto in Section 2.7(a).

“Earn-out Period” means each of the three (3) consecutive twelve-month periods commencing at the end of the month following the Closing Date.

“Earn-out Statement” shall have the meaning attributed thereto in Section 2.7(b).

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA)) or any other plan, policy, program, agreement or arrangement (whether written or oral, whether or not subject to ERISA, whether formal or informal) providing for present or future compensation, bonuses, profit-sharing, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, change-in-control, retention or salary continuation benefits, vacation benefits, benefits-related insurance (including any self-insured arrangements), health or medical benefits, Code Section 125 “cafeteria” or “flexible” benefits, employee loan, educational assistance or material fringe benefit plan, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including any compensation, pension, health, medical or life insurance benefits) or any other material benefit of any kind to any current or former employee of the Business (or any dependent or beneficiary thereof) or any current or former consultant or director of the Business, in each case maintained or contributed to by Seller or any of its ERISA Affiliates or in which Seller or any of its ERISA Affiliates participates or participated or with respect to which Seller or any of its ERISA Affiliates has any direct or indirect liability, whether contingent or otherwise.

“Employment Costs” means all amounts payable to or in respect of the UK Employees, including wages, salaries, accrued bonus, commission, overtime pay, holiday pay, contributions to retirements benefit schemes and tax liabilities.

“Entity” means any Person other than a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means any Person that is or has been in the five year period ending with the Closing Date treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Date Adjustment” shall have the meaning attributed thereto in Section 2.5(a).

“Executive Shareholder” means Brian Ross.

“Existing Indebtedness” means the amount of indebtedness of Seller pursuant to those certain loan agreements entered into by and between Seller and each of SaaS Capital Funding II, LLC and Beedie Investments Limited, as senior lenders.

“Final Closing Date Adjustment” shall have the meaning attributed thereto in Section 2.5(c).

“Financial Statement Date” shall have the meaning attributed thereto in Section 3.2.

“Financial Statements” shall have the meaning attributed thereto in Section 3.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or political subdivision thereof, and any tribunal or arbitral authority of competent jurisdiction, and any self-regulatory organization.

“Gross Revenue” means the gross revenue earned by Buyer in respect of the Business, calculated in accordance with generally accepted accounting principles.

“Holdback Amount” means the sum of $500,000, as adjusted pursuant to the terms of this Agreement.

“Holdback Release Date” means the first business day occurring 365 days after the Closing Date.

“Indemnity Cap” shall have the meaning attribute thereto in Section 10.2.

“Indemnity Deductible” shall have the meaning attributed thereto in Section 10.2.

“Intellectual Property” means all patents, patent rights, patent applications, software and other copyrights and copyright applications, trade secrets, know-how, service marks, maskworks, trade names trademarks and trade mark applications, domain names and associated website content, domain name systems, common law rights in any of the foregoing, rights to apply for applications, reissues, reexaminations, divisionals, renewals, extensions, continuations, and continuations-in-part in any of the foregoing, and moral rights of any authors, technical data, tangible or intangible proprietary information, unfiled invention disclosures and inventions (whether or not patentable), in each case in all countries in the world, and all documentation relating to any of the foregoing.

“Investment Plans” shall have the meaning attributed thereto in Section 6.3.

“knowledge” (including the term “to the knowledge of”) means actual knowledge, after due inquiry of appropriate employees and files. Knowledge of Seller means the actual knowledge, after due inquiry of appropriate employees and review of files, of the Persons named on Schedule I hereto.

“Laws” means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

“Licenses” means permits, registrations, approvals, franchises or other authorizations including without limitation authorizations with respect to patents, patent applications, trademarks, service marks, trade names, copyrights, computer software programs, technology, trade secrets and know-how, and means, when used as a verb, the act of granting a License.

“Lien” means a restriction on voting or transfer, or a pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

“Long Stop Date” shall have the meaning attributed thereto in Section 5.8(g).

“Los Angeles Lease” means that certain lease for an executive office comprising 1,095 square feet in Los Angeles, CA that is the principal workplace for Seller’s General Counsel.

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Business or (ii) the ability of Buyer to operate the Business immediately after the Closing in the manner operated by Seller prior to the Closing.

“Material Contract” means any Contract related to the Business required to be listed on Schedule 3.8 hereto.

“Net Revenue” means, with respect to each Earn-out Period, the Gross Revenue earned by the Business, less any Third-Party Costs of Goods directly incurred by the Business, calculated in accordance with U.S. generally acceptable accounting principles, consistently applied.

“Net Tangible Assets” means the book value of the Tangible Assets, less the book value of the Specified Liabilities as of the Closing Date, calculated in accordance with the methodology agreed by the parties and set out in Schedule 2.5.

“Non-Competition Agreement” shall have the meaning attributed thereto in Section 5.8(e).

“Non-Solicitation Agreement” shall have the meaning attributed thereto in Section 5.8(f).

“Orders” means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

“Owned Intellectual Property” shall have the meaning attributed thereto in Section 3.12(a).

“Parent” means Constellation Software Inc.

“Parent Guarantee” means that certain guarantee, duly executed by the Parent, with respect to Buyer’s obligations (i) to pay the Holdback Amount to Seller on the Holdback Release Date and (ii) to pay the Earn-Out Payments, if any, to Seller, each as set out in this Agreement.

“Permitted Liens” means any Liens (i) for Taxes not yet due or payable; or (ii) that are not material and constitute mechanics’, carriers’, workers’ or like liens incurred in the ordinary course of business.

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other Entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pierini Employment Agreement” means that certain Employment Agreement, dated as of February 10, 2014, between Seller and Santi Pierini, as amended from time to time.

“Privacy Laws” shall have the meaning attributed thereto in Section 3.12(j).

“Privacy Policies” shall have the meaning attributed thereto in Section 3.12(j).

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended.

“Retained Assets” means those assets of Seller that are not Acquired Assets.

“Retained Liabilities” means those liabilities of Seller and the UK Subsidiary that are not Assumed Liabilities as set forth in Section 2.1(d).

“Schedule” means any Schedule hereto.

“Seller” shall have the meaning attributed thereto in the Preamble.

“Seller Indemnified Parties” shall have the meaning attributed thereto in Section 10.3.

“Separate Counsel” shall have the meaning attributed thereto in Section 10.4(b).

“Specified Liabilities” means the value of the following liabilities of Seller and the UK Subsidiary to the extent relating to the Business: Accounts Payable, advanced billings and deferred revenue, sales tax payable, employee–related payables and all other accrued expenses, in each case with respect to the Business.

“Tangible Assets” means the value of the following assets of Seller and the UK Subsidiary to the extent relating to the Business: Accounts Receivable, inventory, pre-paid expenses and fixed assets, in each case with respect to the Business, net of all accumulated depreciation and excluding any intangible assets such as goodwill, any capitalized development expenses, and deferred tax assets.

“Taxes” means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital premium, customs, duties or other taxes or charges of a similar nature imposed, enforced, or collected by any taxing authority, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return(s)” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

“Third-Party Code” shall have the meaning attributed thereto in Section 2.1(a)(vi).

“Third-Party Costs of Goods” means the following third party costs of goods incurred by Buyer directly related to the Business:

(i)	web hosting fees;
(ii)	web security fees (e.g., to combat denial of service attacks);
(iii)	customer concessions and credits;
(iv)	personnel costs associated with the technical support team equal to no more than 5% of the web hosting fees in any given period;
(v)	credit card and banking fees incurred to receive payments that generate revenue;
(vi)	bad debt expense, calculated in accordance with U.S. generally accepted accounting principles;
(vii)	amounts paid to third parties for software or services that are part of the solution sold to customers;
(viii)	reasonable referral fees paid to third parties for referring customers;
(ix)	marketing costs incurred on behalf of customers (i.e. where customer hires Business to do custom websites or marketing) if directly reimbursed by the customer; and
(x)	reasonable source code escrow costs;

provided that with respect to items (vii), (viii) and (x) above, in the event the Base Software is bundled with another Buyer product, the amount of such item to be included in this calculation will be limited to the proportionate share of such item based on the proportionate revenue attributable to the Base Software in such bundled product.

“Transfer Tax” shall have the meaning attributed thereto in ARTICLE VII.

“Transaction Documents” shall mean this Agreement together with the Bill of Sale and Assignment Agreement, the UK Assignment Agreement, the Non-Competition Agreement and the Non-Solicitation Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Assignment Agreement” means an assignment agreement executed by the UK Subsidiary pursuant to which it transfers to UK Buyer all of its right, title and interest in the UK Contracts and the UK Employees, in form and content reasonably satisfactory to UK Buyer.

“UK Buyer” means Ibcos Computers Limited, an Affiliate of Buyer and a limited company organized under the laws of England and Wales.

“UK Contracts” means the Contracts set forth on Schedule 2.1(a)(x), section (ix) of Schedule 3.8 and Schedule 6.1B to be assigned from the UK Subsidiary to UK Buyer pursuant to the UK Assignment Agreement.

“UK Employees” means the persons listed as employees of the UK Subsidiary in Schedule 6.1B to this Agreement.

“UK Subsidiary” means Cake Marketing UK Ltd., a limited company organized under the laws of England and Wales.

ARTICLE II

Sale of Assets; Closing

2.1.     Purchase and Sale.

(a)      Acquired Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Buyer will purchase from Seller and Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, all of the following assets (the “Acquired Assets”):

(i)     all of the right, title and interest in and to the Intellectual Property of Seller which is used in or by the Business, including without limitation all Intellectual Property rights in and to, associated with, or related to the Base Software;

(ii)     a full copy of the Base Software;

(iii)    all lists of present customers and suppliers of the Business as operated by Seller and the UK Subsidiary;

(iv)     all right, title and interest of Seller in and to the customer contracts associated with or used by the Business, including all rights to provide services pursuant to such contracts, and to assert claims and to take other actions in respect of breaches, defaults and other violations thereunder (whether or not arising or asserted before, on or after the Closing Date, except for such rights that are Retained Assets or Retained Liabilities) (collectively, the “Customer Contracts”);

(v)     all right, title and interest of the UK Subsidiary in and to the UK Contracts and all right, title and interest of Seller in and to the Contracts associated with or used by the Business, other than Customer Contracts, including, without limitation, the Company IP Licenses and confidentiality agreements executed by Seller with third parties in connection with a potential sale of the Acquired Assets to such third parties (collectively, the “Assumed Contracts”); the Customer Contracts and the Assumed Contracts shall jointly be referred to as the “Acquired Contracts”;

(vi)     the third-party software source code relating to the Business (the “Third-Party Code”), to the extent the same can be transferred;

(vii)   the Tangible Assets, together with any rights, claims and interests arising out of contracts relating thereto or the breach of any express or implied warranty by the manufacturers or sellers of any such assets or any component part thereof (except for such rights, claims and interests that are included in the Retained Assets or Retained Liabilities);

(viii) all claims of Seller or the UK Subsidiary against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (except to the extent any such claims relate to Retained Assets or Retained Liabilities);

(ix)     the financial, accounting, operating, sales and marketing or other data and records pertaining to the Business;

(x)     all leases of real property or for buildings in the name of either Seller or the UK Subsidiary (other than the Los Angeles Lease), all of which are set forth on Schedule 2.1(a)(x) (and for greater certainty in order to effect such transfer, Seller will cause the UK Subsidiary to deliver the UK Assignment Agreement to UK Buyer at Closing);

(xi)     all employment agreements entered into by either Seller or the UK Subsidiary with respect to each Assumed Employee or UK Employee set forth on Schedule 6.1A and Schedule 6.1B hereto (and for greater certainty in order to effect such transfer, Seller will cause the UK Subsidiary to deliver the UK Assignment Agreement to UK Buyer at Closing);

(xii)   all certificates, licenses, registrations and other similar rights held by Seller with respect to the Business and obtained from all public or professional authorities; and

(xiii)  all other content and materials used by the Business, including, without limitation, marketing materials, case studies, and white papers.

(b)     Retained Assets. Seller shall retain all rights under and liabilities with respect to the Retained Assets, which are specifically excluded from the Acquired Assets. Buyer shall have no rights under and no liabilities with respect to the Retained Assets. The Retained Assets shall include, without limitation, the following:

(i)     all “Accelerize” registered and common law trademarks;

(ii)    all “Accelerize” domain names and associated website content, including the advertising Contracts entered into by the Seller with Google AdWords, LinkedIn and Facebook;

(iii)    the right of Seller to any Tax refunds, credits, carryforwards, carrybacks or other Tax attributes that relate to Taxes that are Retained Liabilities;

(iv)    all cash;

(v)     shares of capital stock of Seller held in treasury;

(vi)    all insurance policies;

(vii)   all minute books and records of Seller;

(viii)  the Los Angeles Lease; and

(ix)    the capital stock of any subsidiary or Affiliate of Seller.

(c)     Assumed Liabilities. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, at the Closing, in consideration for the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to Buyer and UK Buyer, Seller and the UK Subsidiary shall assign and Buyer and UK Buyer, as applicable, shall assume solely the liabilities of Seller and the UK Subsidiary set forth in this Section 2.1(c) (collectively, the “Assumed Liabilities”). The Assumed Liabilities consist of the following:

(i)     liabilities in respect of each Acquired Contract assumed by Buyer, and each UK Contract assumed by UK Buyer, to the extent arising from and after the Closing Date;

(ii)     accounts payable, including trade payables, and accrued expenses (other than any Taxes) of Seller and the UK Subsidiary to the extent relating to the Business (the “Accounts Payable”);

(iii)    liabilities in respect of the Acquired Assets to the extent arising from and after the Closing Date;

(iv)    liabilities in respect of all real property taxes, sales taxes, personal property taxes and similar ad valorem Taxes that relate to the Acquired Assets to the extent such taxes apply to any period after the Closing Date; for the purpose of this Section 2.1(c)(iv), such Taxes which are payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated between Seller and Buyer ratably on a daily basis;

(v)    any and all liabilities or obligations of Seller and the UK Subsidiary in any way arising from or relating to the Assumed Employees or the UK Employees to the extent arising from and after the Closing Date; and

(vi)    liabilities of Seller and the UK Subsidiary in respect of all advanced billing or deferred revenues to the extent relating to the Business.

Seller shall assign and Buyer shall assume any and all Assumed Liabilities.

(d)     Retained Liabilities. Seller and the UK Subsidiary shall retain and be solely liable for all debts, penalties, obligations, or liabilities of Seller and the UK Subsidiary whatsoever, whether known or unknown, whether current, long-term, liquidated or contingent, which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, the following:

(i)     All real property taxes, personal property taxes and similar ad valorem Taxes that relate to the Acquired Assets for taxable periods (or portions thereof) ending on or prior to the Closing Date; for the purpose of this Section 2.1(d)(i), such Taxes which are payable for a taxable period that includes, but does not end on, the Closing Date shall be allocated ratably on a daily basis;

(ii)     Taxes of the UK Subsidiary or Seller or any other Person for which Seller is liable under Section 1.1502-6 of the Treasury Regulations (which, for the avoidance of doubt, include all Taxes required to be paid by Seller not described in Section 2.1(d)(i), including all sales and use taxes due with respect to transactions occurring on or prior to the Closing Date) and the portion of the Transfer Taxes for which Seller is liable under ARTICLE VII;

(iii)    any and all liabilities or obligations in any way arising from or relating to Employee Plans prior to the Closing with respect to Assumed Employees;

(iv)    any sums payable pursuant to Section 3.9(b) including those relating to the termination of any employee of Seller by Seller or any employee of the UK Subsidiary by the UK Subsidiary;

(v)    Intellectual Property infringement claims made by any third party whether made before or after the Closing Date, with respect to Seller’s or the UK Subsidiary’s operation of the Business prior to the Closing Date;

(vi)    all Accounts Payable incurred by Seller or the UK Subsidiary on or prior to the Closing Date;

(vii)   all liabilities arising out of, under or in connection with Contracts that are not Acquired Contracts;

(viii)  all liabilities of Seller or the UK Subsidiary relating to Seller’s compliance or the UK Subsidiary’s compliance, as applicable, with Orders or other legal requirements of Seller or the UK Subsidiary (including, without limitation, the Regulations);

(ix)    any liability to indemnify, reimburse or advance amounts to any officer, director or stockholder of Seller or its Affiliates;

(x)   any and all liabilities constituting, or arising out of, the Existing Indebtedness or any other indebtedness of Seller or the UK Subsidiary owed to its banks, shareholders or any other non-arm’s length party;

(xi)    any and all liabilities relating to the Confidential Settlement Agreement and Release made between Seller and Jeff McCollum dated November 29, 2016;

(xii)   any and all liabilities constituting, or arising out of any claims made by the shareholders of Seller in respect of the transactions contemplated by this Agreement; and

(xiii)  all liabilities in respect of any pending or threatened litigation, or any claim arising out of, relating to or otherwise in respect of the operation of the Business to the extent such litigation or claim and associated liability relates to such operation on or prior to the Closing Date.

2.2.     Closing Documents. At the Closing:

(a)     Seller and the UK Subsidiary shall assign and transfer to Buyer or such Person as Buyer may designate the Acquired Assets, and Buyer or its designee shall assume from Seller the Assumed Liabilities by delivery of (i) a Bill of Sale and Assignment Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assignment Agreement”), duly executed by Seller and Buyer, (ii) the UK Assignment Agreement substantially in the form attached hereto as Exhibit B, (iii) all such other good and sufficient instruments of conveyance, assignment and transfer, and such affidavits and other instruments in form and substance reasonably acceptable to Buyer’s counsel, as shall be effective to transfer to Buyer and UK Buyer the Acquired Assets, and (iv) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to each of Buyer’s and Seller’s counsel, as shall be effective to cause Buyer and UK Buyer to acquire the Acquired Assets and assume the Assumed Liabilities.

(b)     Buyer shall pay by wire transfer initiated no later than 12:00 P.M. EDT the Base Purchase Price in immediately available funds to the account specified by Seller.

(c)     As of the date hereof Seller, Buyer and UK Buyer, as applicable, have executed and delivered each of the documents set forth in Section 2.2(a) above, and as of the Closing Date Seller and Buyer shall have delivered the other documents required to be delivered under ARTICLE VIII (together with the other documents specified in Section 2.2(a) the “Closing Documents”), and on the Closing Date upon payment of the Base Purchase Price as provided in Section 2.2(b) all Closing Documents in escrow shall be automatically released from escrow and deemed delivered to the respective parties.

2.3.     Time and Place of Closing. The Closing shall take place on the Closing Date by confirmation from Seller to Buyer of the receipt of the Base Purchase Price and the subsequent automatic release from escrow and delivery of the Closing Documents as provided in Section 2.2(c).

2.4.     Nonassignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, Contract, authorization of a Governmental Authority, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the Asset Purchase would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach thereof or in any way affect the rights of Seller, the UK Subsidiary, Buyer or UK Buyer thereunder. If such consent is not obtained, or if the consummation of the Asset Purchase would affect the rights of Seller or the UK Subsidiary thereunder so that Buyer or UK Buyer would not in fact receive the benefit of all such rights, (i) subject to the satisfaction or waiver of the conditions contained in Article VIII and Article IX, the Closing shall nonetheless still occur provided that prior to the Closing Date, in the event Seller is unable to obtain consent to assign its contact with Amazon Web Services, dated as of August 1, 2016, to Buyer in advance of the Closing, Buyer and Seller shall have entered into a separate agreement, reasonably satisfactory to the parties, pursuant to which Seller shall be responsible to provide to Buyer the software and services obtained by Seller pursuant to such agreement (including all related agreements and addendums and including the AWS Customer Agreement, as referenced therein) until such time as Seller is able to obtain consent to assign and transfer such contract to Buyer, (ii) upon Buyer’s written request Seller shall cooperate with Buyer, at Buyer’s sole cost and expense, in any arrangement designed to provide for the benefits thereof to Buyer or UK Buyer, including subcontracting, sublicensing or subleasing to Buyer or UK Buyer or enforcement for the benefit of Buyer or UK Buyer of any and all rights of Seller or the UK Subsidiary against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Following the Closing, Seller and Buyer shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required in relation thereto.

2.5.     Purchase Price Adjustment.

(a)      Schedule 2.5 sets forth Seller’s good faith estimate of the calculation of Net Tangible Assets of the Business as of the Closing (the “Estimated Closing Date Adjustment”), which shall be delivered by Seller to Buyer for its review and approval no later than two (2) business days in advance of the Closing Date.

(b)     Within 90 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a calculation of the Net Tangible Assets of the Business as of the Closing, prepared in accordance with the methodology agreed by the parties and set out in Schedule 2.5 and accompanied by the balance sheet of the Business as of the Closing Date (the “Buyer Closing Statement”).

(c)     Within 30 days following receipt by Seller of the Buyer Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Buyer Closing Statement. If Seller does not notify Buyer in writing in reasonable detail of a dispute with respect to the Buyer Closing Statement within such 30-day period, such Buyer Closing Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such disputed items. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within 120 days after Seller notifies Buyer of its objections, then Buyer and Seller shall jointly engage a mutually agreed upon accounting firm to resolve only such disputed items and/or items still in dispute. All professional fees incurred by such accounting firm will be shared equally between Buyer and Seller. All determinations made by the accounting firm, as well as the calculation of the Net Tangible Assets of the Business as of the Closing Date in accordance with this Section 2.5(c) (the “Final Closing Date Adjustment”), will be final, conclusive and binding on the parties to this Agreement.

(d)    For purposes of complying with the terms set forth in this Section 2.5, Buyer and Seller shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Buyer Closing Statement and the resolution of any disputes thereunder.

(e)     If the Final Closing Date Adjustment, as finally determined in accordance with this Section 2.5, shows the Net Tangible Assets to be greater than the amount of the Net Tangible Assets as calculated pursuant to the Estimated Closing Date Adjustment (any such excess being the “NTA Excess”), then Buyer will pay for credit to Seller the Holdback Amount plus the amount of the NTA Excess on the Holdback Release Date by bank wire transfer to the account set forth on Schedule I hereto.

(f)     If the Final Closing Date Adjustment, as finally determined in accordance with this Section 2.5, shows the Net Tangible Assets to be less than the amount of the Net Tangible Assets as calculated pursuant to the Estimated Closing Date Adjustment (the amount of the difference, expressed as a positive number, being the “NTA Shortfall”) and

(i)     the NTA Shortfall is less than the Holdback Amount, then Buyer will pay for credit to Seller the Holdback Amount less the amount of the NTA Shortfall on the Holdback Release Date by bank wire transfer to the account set forth on Schedule I hereto; or

(ii)    the NTA Shortfall is greater than the Holdback Amount, then Buyer will retain the entire Holdback Amount and Seller will pay to Buyer by wire transfer on the Holdback Release Date an amount equal to the difference between the NTA Shortfall and the Holdback Amount.

(g)     Notwithstanding the provisions of Sections 2.5(e) and (f), Buyer will be entitled to withhold from any payment of the NTA Excess or the Holdback Amount an amount in respect of any claim of Buyer in accordance with the provisions of Section 2.6.

2.6.     Setoff of Claims Against the Holdback Amount.

(a)      In the case of a claim that is made by Buyer in compliance with the provisions of Article X:

(i)     If prior to the Holdback Release Date such a claim has not been agreed or determined, then if Buyer believes that it has a reasonable basis for asserting such claim for indemnification under Article X, Buyer may by providing written notice of such election to Seller, withhold from the applicable payments to be made in relation to the Holdback Amount and the NTA Excess, if any, the reasonably anticipated amount of such claim pending resolution of such claim. Such notice will include the amount to be withheld and the basis for such action.

(ii)    If (and when) such a claim is agreed or determined to be a claim for which Seller must indemnify Buyer pursuant to Article X, the amount of such finally determined claim will be withheld from and will setoff and reduce (in each case to the extent then outstanding), the amount due to Seller in relation to the Holdback Amount and the NTA Excess.

(iii)   If (and when) such a claim is determined to be a claim for which Seller is not obligated to indemnify Buyer pursuant to Article X, or if the amount of such finally determined claim is determined to be less than the amount that was withheld pursuant to this Section 2.6, then (i) if the Holdback Release Date has then passed, the amount by which the withheld amount exceeds the amount of the finally determined claim will promptly, and in any event within five (5) business days, be paid to Seller, and (ii) if the Holdback Release Date has not then passed, then the amount of such finally determined claim will no longer be held in reserve against payment of the Holdback Amount and the NTA Excess.

(b)     In the case of a claim that is made by Seller in compliance with the provisions of Article X:

(i)     If prior to the Holdback Release Date such a claim has not been agreed or determined, then if Seller believes that it has a reasonable basis for asserting such claim for indemnification under Article X, Seller may by providing written notice of such election to Buyer, request the reasonably anticipated amount of such claim pending resolution of such claim be added to the applicable payments to be made in relation to the Holdback Amount and the NTA Excess, if any. Such notice will include the amount to be added and the basis for such action.

(ii)    If (and when) such a claim is agreed or determined to be a claim for which Buyer must indemnify Seller pursuant to Article X, the amount of such finally determined claim will be added to and will increase the amount due to Seller in relation to the Holdback Amount and the NTA Excess.

(iii)   If (and when) such a claim is determined to be a claim for which Buyer is not obligated to indemnify Seller pursuant to Article X, or if the amount of such claim is determined to be less than the amount that was added to the Holdback Amount pursuant to this Section 2.6, then (i) if the Holdback Release Date has then passed, the disallowed amount of such claim that was added to the Holdback Amount will promptly, and in any event within five (5) business days, be paid to Buyer, and (ii) if the Holdback Release Date has not then passed, then the disallowed amount of such claim will no longer be added to the payment to be made to Seller in relation to the Holdback Amount and the NTA Excess, if any.

2.7.     Earn-out.

(a)     As additional consideration for the Asset Purchase, at such times as provided in Section 2.7(e), Buyer shall pay for credit to Seller with respect to each Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to 30% of the amount by which the Net Revenue of the Business exceeds $13,750,000 with respect to such Earn-out Period by bank wire transfer to the account set forth on Schedule I hereto. The amount of any Earn-out Payment shall be treated by Buyer and Seller as an adjustment to the Base Purchase Price.

(b)     Buyer shall prepare standalone financial statements of the Business during the Earn-out Period, which financial statements shall be prepared in accordance with U.S. generally accepted accounting principles, reviewed for each quarterly period and delivered to Seller within 45 days of the end of each quarterly period, and audited for each annual period and delivered to Seller within 75 days of the end of each annual period. On or prior to the date that is 15 days after receipt by Seller of the standalone audited financial statements of the Business in respect of, and after, each Earn-out Period, Buyer shall prepare and deliver to Seller a statement (an “Earn-out Statement”) setting forth Buyer’s calculation of Net Revenue for such Earn-out Period.

(c)     Within 30 days following receipt by Seller of an Earn-out Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of such Earn-out Statement. If Seller does not notify Buyer in writing in reasonable detail of a dispute with respect to such Earn-out Statement within such 30-day period, such Earn-out Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such disputed items. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after Seller notifies Buyer of its objections, then Buyer and Seller jointly shall engage a mutually agreed upon accounting firm (the “Arbitration Firm”) to resolve only such disputed items and/or items still in dispute. In the event Buyer and Seller engage the Arbitration Firm, as promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm. As soon as practicable thereafter, Buyer and Seller shall cause the Arbitration Firm to choose one of the party’s positions (i.e., whether and to what extent the Earn-out Payment is earned by Seller for the applicable Earn-out Period) based solely upon the presentation by Buyer and Seller. All professional fees incurred by the Arbitration Firm will be shared equally between Buyer and Seller. All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.7(c) shall be the exclusive mechanism for resolving disputes regarding the Earn-out Payments, if any.

(d)   For purposes of complying with the terms set forth in this Section 2.7, Buyer shall cooperate with and make available to Seller and Seller’s representatives, on a commercially reasonable basis, all information, records, data and working papers, and shall permit access to Buyer’s facilities and personnel as may be reasonably requested in connection with the preparation and analysis of the Earn-out Statements and financial statements and the resolution of any disputes thereunder. During each Earn-out Period, along with the reviewed standalone financial statements of the Business, Buyer will provide to Seller with a calculation of the Net Revenues of the Business for such Earn-out Period through the end of such calendar quarter. If Buyer, on the one hand, or Seller, on the other hand, breach their respective obligations under this Section 2.7(d), the dispute periods set forth in Section 2.7(c) shall automatically be extended until such breach is cured by the breaching party.

(e)     If an Earn-out Payment is payable (as finally determined pursuant to Section 2.7(c)), then Buyer shall pay for credit to Seller an amount in cash equal to such Earn-out Payment, by bank wire transfer of immediately available funds to the account set forth on Schedule I hereto, within 120 days after the applicable Earn-out Period. Notwithstanding the foregoing, in the event of a dispute with respect to an Earn-out Payment, Buyer shall pay Seller an amount in cash equal to such Earn-out Payment reasonably promptly following the resolution of such dispute as finally determined pursuant to Section 2.7(c) hereof.

(f)     Subsequent to the Closing, Buyer shall have (x) sole discretion with regard to all matters relating to the Business and (y) no obligation to cause the Business to achieve any Earn-out Payment; provided that, with respect to the foregoing clauses (x) and (y), Buyer shall not, directly or indirectly, take any actions in bad faith, the purpose of which is avoiding or reducing any of the Earn-out Payments hereunder

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

3.1.     Incorporation; Authorization; Etc.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased on behalf of Seller or the conduct of Seller requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, adversely affect the Business in any material respect. The UK Subsidiary is a limited company duly organized, validly existing and in good standing under the laws of England and Wales and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased on behalf of UK Seller or the conduct of the UK Subsidiary requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, adversely affect the Business in any material respect.

(b)    Seller and the UK Subsidiary has all requisite power and authority to own the assets related to the Business, to carry on the Business as it is now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly authorized by all necessary corporate and shareholder action on the part of Seller in advance of the Closing Date. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of Seller’s or the UK Subsidiary’s certificate of incorporation, bylaws or other organizational documents, as applicable. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not except as disclosed in Schedule 3.1(c), (i) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any material obligation under, or entitle any Person to terminate any Contract related to the Business, or result in the imposition of any Lien upon any of the Acquired Assets, (ii) require the consent of any third party or any increase in any payment or change in any term provided for under any Contract related to the Business involving annual payments in excess of $30,000 in order to effect an assignment of such Contract, where the failure to so obtain consent to such assignment would be reasonably likely to result in a Material Adverse Effect, or (iii) violate or conflict with any other material restriction of any kind or character to which Seller or the UK Subsidiary is subject.

(d)     Except as otherwise expressly set out in this Agreement, at the Closing, Seller and the UK Subsidiary will deliver to Buyer and UK Buyer good and exclusive title to the Acquired Assets free and clear of all Liens, except Permitted Liens.

(e)     To Seller’s knowledge, there is no contract, option or any other right of a third party binding upon Seller or the UK Subsidiary or which at any time in the future may become binding upon Seller or the UK Subsidiary, to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets, other than pursuant to the provisions of this Agreement.

3.2.     Financial Statements. Attached hereto as Schedule 3.2 are true and complete copies of certain financial records relating to the Business, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 2016, for the fiscal year ended December 31, 2017, for the fiscal year ended December 31, 2018 and for the three months ended March 31, 2019 (such date, the “Financial Statement Date”) (collectively, the “Financial Statements”). The Financial Statements are complete and correct and fairly present in all material respects the historical financial information of the Business indicated therein for the periods presented and calculated in accordance with generally accepted accounting principles, consistently applied. Except as set forth in Schedule 3.2, all invoices reflected in the Financial Statements relate to the sale and/or license of lines of products and services which are currently included in the operation of the Business and are being transferred to Buyer pursuant to this Agreement. Except as set forth on Schedule 3.2, throughout the periods covered by the Financial Statements, Seller has not made any change in accounting principles or practices or in the application thereof that affects the Financial Statements in any material respect. Since the Financial Statement Date and as of the Closing Date: (i) the Business has been carried on in its usual and ordinary course and Seller has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Business; (ii) there has been no material adverse change to the Business; and (iii) Seller has not materially changed price lists, manner of pricing or billing.

3.3.     Accounts Receivable. The Accounts Receivable arose or will arise from bona fide sales and deliveries of goods or performances of services in the ordinary course of business. All Accounts Receivable are or will be currently due and payable or have already been paid, are collectible within 90 days of the Closing Date, and are not subject to any performance obligations by Seller prior to collection. To Seller’s knowledge, no account debtor has asserted any claim that an Account Receivable was not billed in the ordinary course consistent with past practice or is subject to any defense, counterclaim or setoff. Since January 1, 2018, Seller has collected the Accounts Receivable in the ordinary course of business consistent with historical practices and has not accelerated the collection of receivables or prepaid deposits.

3.4.     Title to Assets. Seller and the UK Subsidiary has good, exclusive and marketable title to, or holds by valid and existing lease or License, all of the Acquired Assets, free and clear of all Liens except Permitted Liens and the liens with respect to the Existing Indebtedness set forth on Schedule 3.4.

3.5.    Properties. The Acquired Assets constitute all the properties, assets, contracts and rights whether tangible or intangible which are used or necessary to operate the Business in the manner presently conducted.

3.6.     Litigation; Orders. Except as disclosed in Schedule 3.6, (i) there are no Actions pending, or to Seller’s knowledge, threatened in relation to the Business, the Acquired Assets or the Assumed Liabilities, (ii) there are no Orders against Seller in relation to the Business or to the Acquired Assets or Assumed Liabilities, and (iii) there are no events or conditions which would reasonably be expected to result in an Action against the Business, the Acquired Assets or the Assumed Liabilities, in each case that would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

3.7.    Compliance with Law. Seller possesses all Licenses for the operation of the Business as conducted by Seller and the UK Subsidiary. All such Licenses are in full force and effect and neither Seller nor the UK Subsidiary has failed to adhere to the requirements of any such License. Seller and the UK Subsidiary have materially complied with all applicable Laws in connection with its operation of the Business or their ownership of the Acquired Assets. Neither Seller nor the UK Subsidiary has received notification of any asserted past or present failure to comply with any Laws and, to Seller’s knowledge, no proceeding with respect to any such violation is contemplated. Neither Seller nor, to Seller’s knowledge, any of the Assumed Employees, has made any payment of funds in connection with the Business prohibited by Law, and no funds have been set aside to be used in connection with the Business for any payment prohibited by Law. As of the Closing Date, the Business is operated in material compliance with all applicable Laws.

3.8.     Contracts.

(a)     Except as set forth on Schedule 3.8, the Acquired Assets do not include any (i) employment or consulting agreement requiring payments of base compensation in excess of $50,000 per year, (ii) distributor or manufacturer’s representative Contract which is not terminable on six (6) months’ (or less) notice, (iii) joint venture or similar Contract or agreement, (iv) Contract involving an estimated total future payment or payments in excess of $30,000 which is terminable by the other party thereto upon a sale of the Acquired Assets or which requires such other party’s consent to such Contract’s assignment, (v) note, mortgage, indenture, other obligation, agreement or other instrument for or relating to any lending or borrowing (including assumed debt), (vi) Contracts for the purchase by Seller or, after giving effect to the Asset Purchase, Buyer of goods and/or services involving an estimated total future payment or payments in excess of $30,000, (vii) Contracts for the sale by Seller, or, after giving effect to the Asset Purchase, Buyer of goods and/or services involving annual payments in excess of $30,000, based on payments received by the Business under such Contracts during the most recent completed fiscal year, (viii) other Contracts entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $30,000, in each case, as to which Seller is the obligor, or (ix) any Contracts to which the UK Subsidiary is a party other than the Contracts listed in Schedule 2.1(a)(x) and Schedule 6.1B. From the date hereof until the Closing Date, Seller shall provide to Buyer any updates to Schedule 3.8 as soon as possible, but in any event shall deliver the final Schedule 3.8 to Buyer no later than two (2) business days in advance of the Closing Date (provided that any such update shall not in any way affect (i) Seller’s obligations to comply with the terms of Section 5.3, (ii) the conditions set out in Section 8.1, (iii) Seller’s obligations to comply with the terms of Section 10.2(a), or (iv) Buyer’s rights under Sections 11(b) and (d) of this Agreement.)

(b)     Each of the Customer Contracts and the Acquired Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller or the UK Subsidiary and, to the knowledge of Seller, of each other party thereto, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors’ rights generally and by generally applicable equitable principles, whether considered in an action at law or in equity). Seller and the UK Subsidiary are not, and to Seller’s knowledge, no other party to any Customer Contract or Acquired Contract is in material breach thereof or material default thereunder, and there does not exist under any provision thereof, as of the date hereof, any event, fact or circumstance that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Since January 1, 2018, no party to any Customer Contract or Acquired Contract has given Seller or the UK Subsidiary written notice repudiating any provisions thereof or indicating an intention to exercise any right of cancellation, termination or non-renewal thereof. Seller and the UK Subsidiary have made no commitments to release or develop any updates, versions or releases of the Base Software except as may be expressly provided in the Customer Contracts.

(c)     UK Employees. To the Knowledge of Seller:

(i)    The UK Employees are all employed by the UK Subsidiary and work wholly or predominantly in the Business. Apart from the UK Employees there are no employees of the UK Subsidiary.

(ii)     The UK Subsidiary has performed all material employment obligations and duties owed to the UK Employees.

(iii)   The UK Subsidiary has not made any offer of employment or engagement to any person to work in the Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started.

(iv)     No UK Employee has given or received notice to terminate their employment or engagement or objected to the transfer of their employment to UK Buyer, nor given any indication that they intend to resign or object to the transfer of their employment to UK Buyer.

(v)    All contracts of service or for services with any of the UK Employees are terminable by the UK Subsidiary at any time on six months' notice or less without compensation that exceeds any statutory payment due on termination of employment in accordance with applicable law.

(vi)    Other than in the ordinary course of business, the UK Subsidiary has not offered, promised or agreed to any future variation in any contract of employment of any of the UK Employees.

(vii)   No UK Employee will be entitled to receive any payment or benefit, nor will any UK Employee’s rights change, as a direct consequence of this Agreement.

(viii)  The UK Subsidiary has not proposed any profit-sharing scheme or any other scheme or arrangement under which the UK Employees are or would be entitled to participate in the profits of the Business or acquire shares in the UK Subsidiary.

(ix)    The UK Subsidiary is not engaged or involved in any dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the UK Employees or any other person currently or previously employed by or engaged in the Business or their dependents.

(x)     No UK Employees are represented by a trade union, staff association or any other body representing workers and no such union, association or body is recognized by the UK Subsidiary for the purposes of collective bargaining.

(xi)   With respect to labor relations, the UK Subsidiary has not (nor has in the two years preceding the date of this Agreement been) involved in connection with the Business in any material industrial or trade dispute (official or unofficial) or negotiation with any trade union or other organization of employees or their representatives.

3.9.     Assumed Employees.

(a)     Except as set forth on Schedule 3.9, all of the Assumed Employees are employed at will and none are covered by employment contracts, whether oral or written, other than customary understandings concerning employment, terminable at will without cost or other liability. No Assumed Employee is covered by any collective bargaining agreement and Seller is not a party to, or bound by, any collective bargaining or other labor agreement (written or oral), with respect to the Business or otherwise.

(b)    Except as set forth on Schedule 3.9 attached hereto, as of the Closing Date Seller will have paid in full to each Assumed Employee all compensation and other benefits owing to such employee in connection with such employee’s employment with Seller. All taxes due in connection with the employment of foreign residents in the United States have been fully paid. Schedule 3.9 also includes each Assumed Employee’s most recent salary with Seller (including particulars of all profit sharing, incentive and bonus arrangements applicable to the employee).

3.10.   Employee Benefits. There have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan that could reasonably be expected to result in any liability to Buyer or its Affiliates or adversely affect the Acquired Assets in any material respect. No event has occurred and no condition exists with respect to any Employee Plan that could reasonably be expected to subject Buyer or its Affiliates to any material tax, fine, Lien, penalty or other liability imposed by ERISA (including without limitation Title IV of ERISA), the Code or other applicable Laws or adversely affect the Acquired Assets in any material respect. No claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution or investigation (other than routine claims for benefits) are pending or threatened, no facts or circumstances exist that are reasonably likely to give rise to any such actions and no material administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority is pending, threatened or in progress. Except as set forth on Schedule 3.10, none of the Assumed Employees will become entitled to any bonus, retirement, severance, job security or similar benefit or any accelerated or enhanced payment or benefit of any kind (including without limitation any accelerated vesting of any stock option or other equity-based compensation award) as a result of the transactions contemplated by this Agreement. All of the Employee Plans for the Assumed Employees are listed in Schedule 3.10, and have been duly registered where required by, and are in compliance in all material respects and in good standing under, all applicable legislation and all required employer contributions under any such plans have been made. Except as disclosed on Schedule 3.10, Seller has never had any 401(a), 501(a) or 401(k) plans in respect of any of the Assumed Employees. Seller has withheld from any amount paid or credited by it to or for the account or benefit of any Assumed Employee, the amount of all taxes and other deductions required by any applicable laws to be withheld from any such amount and has remitted the same to the appropriate authority.

3.11.    Absence of Certain Changes. Except as disclosed on Schedule 3.11, between January 1, 2019 and the Closing Date:

(a)     there has not been any damage, destruction or loss relating to the Acquired Assets, whether or not covered by insurance or any other event or condition that has, had or would have an impact on the Business or on the Acquired Assets valued in excess of thirty thousand Dollars ($30,000);

(b)     there have not been any claims asserted in writing against Seller or the UK Subsidiary relating to the Business or to the Acquired Assets not covered by applicable policies of liability insurance within the maximum insurable limits of such policies after payment of deductibles;

(c)     no Acquired Asset has been disposed of other than in the ordinary course of business consistent with past practice;

(d)     there has not been any creation or attachment, or notice thereof, of any Lien on any of the Acquired Assets;

(e)    there has not been any (i) assumption, incurrence or guarantee, except in the ordinary course of business consistent with past practice, of any obligation for borrowed money that would constitute, or increase Buyer’s or UK Buyer’s obligation respecting, an Assumed Liability, (ii) cancellation or compromise, except in the ordinary course of business consistent with past practice, or any debts owed to it that would constitute, or decrease the value of Buyer’s right respecting, an Acquired Asset, (iii) acceleration of providing prepaid services under Customer Contracts, or (iv) waiver or release of any rights relating to the Acquired Assets valued in excess of twenty thousand Dollars ($20,000) in the aggregate;

(f)     except in the ordinary course of business, no joint venture, partnership or other similar arrangement or form nor any other new material arrangement for the conduct of the business relating to the Acquired Assets has been entered into;

(g)     there has not been made in writing any Tax election (or change in or revocation of any Tax election) that relates to the Acquired Assets and that will have continuing effect on the Acquired Assets after the consummation of the transactions contemplated by this Agreement;

(h)    except as required by Law, Contract or the terms of an Employee Plan existing on the date hereof, there have been no (i) increases in the base compensation of, or entry into any new bonus or incentive agreement or arrangement not consistent with Seller’s policies respecting such agreements with, any of the Assumed Employees; (ii) payment or agreement to pay any pension, retirement allowance or other employee benefit to any Assumed Employee, whether past or present not otherwise required by Contract or under any Employee Plan in effect on the date hereof; (iii) entry into any express new employment, severance, consulting or other compensation agreement with any Assumed Employee; (iv) disposal of, exclusive licensure, abandonment, assignment or other action that would adversely affect in any material respects any Owned Intellectual Property; or (v) commitment to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other Employee Plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for the Assumed Employees; provided, however, that any bonuses, severance payments or other incentives committed to in connection with or in contemplation of the Asset Purchase or a similar transaction as set forth on Schedule 3.11 shall be paid by Seller at or prior to Closing; and

(i)      Seller and the UK Subsidiary have not agreed to do any act that would render any of the preceding clauses inaccurate (other than the transactions specifically contemplated hereby).

3.12.    Intellectual Property.

(a)     At the Closing the Intellectual Property owned by Seller and used in or necessary for the operations of the Business (the “Owned Intellectual Property”) shall be assigned by Seller to Buyer, free and clear of all Liens, other than Permitted Liens, according to the terms and conditions of the Bill of Sale and Assignment Agreement. Schedule 3.12 lists, as of the date hereof (with serial number and jurisdiction if applicable), all Intellectual Property owned by Seller and used in or necessary for use in connection with the Business that is (i) granted, issued or registered by a Governmental Authority or private registrar; (ii) subject to a pending application for grant, issue or registration before a Governmental Authority or private registrar; or (iii) embodied in software that is included in any product sold or licensed, or used in connection with a service provided, in the Business. Seller is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property. To Seller’s knowledge, no third party is infringing, misappropriating or making unlawful use of any of the Owned Intellectual Property.

(b)     Schedule 3.12 lists all Contracts and other obligations pursuant to which Seller receives rights to use any Third-Party Code in connection with the Business, other than any license for commercially available off-the-shelf software requiring Seller to pay less than five thousand Dollars ($5,000) per year (collectively, the “Company IP Licenses”). Seller has provided Buyer with true and correct copies of all Company IP Licenses. Each Company IP License is valid, in full force and effect, and Seller is not in default, violation or breach of any material obligation contained in any Company IP Licenses, and Seller has not received any written notice of any such default, violation or breach. Except for the Company IP Licenses, Seller is not bound by or a party to any options, licenses, royalty payment requirements, consideration obligations or agreements of any kind in connection with the Business with respect to the Intellectual Property of any other Person.

(c)     Schedule 3.12 lists all Contracts and other obligations related to the Business pursuant to which Seller (i) licenses out any rights in the Owned Intellectual Property, or (ii) sublicenses any rights received by Seller in the Company IP Licenses. All Contracts and other obligations listed in Schedule 3.12 will be assigned to Buyer at the Closing, free and clear of all Liens. After the Closing, Seller shall retain no payment received by it after the Closing or other rights in any Contract listed in Schedule 3.12, and Seller is not in material default, violation or breach of any obligation contained in any such Contract.

(d)     Neither Seller, in connection with its operation of the Business, the Base Software, nor any of the Owned Intellectual Property is infringing, and has not infringed upon, and is not misappropriating, and has not misappropriated, the Intellectual Property rights of any Person. Seller, nor to Seller’s knowledge any customer, reseller, distributor, employee, agent, or Affiliate of Seller, has not received any written notice of alleged infringement or misappropriation of the Intellectual Property rights of any Person that is related to Seller’s operation of the Business, the Base Software, or any of the Owned Intellectual Property. Seller has not received any written opinion of counsel relating to infringement of third party Intellectual Property, infringement of Owned Intellectual Property by a third party, or validity of Owned Intellectual Property or third party Intellectual Property.

(e)     Each Person who has or had access to any Owned Intellectual Property which includes trade secrets and any confidential information that Seller uses in the Business, has signed an agreement requiring that such Person keep such information confidential. Seller has implemented commercially reasonable procedures, systems and policies to safeguard the confidentiality of the Owned Intellectual Property. To Seller’s knowledge, none of the Intellectual Property relating to the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller to any third party other than under an agreement of confidentiality. To Seller’s knowledge, no such third party is in breach of such an agreement.

(f)     Each Person who has developed or is involved in the development of any Owned Intellectual Property has signed an agreement confirming that Seller is the exclusive owner of such Intellectual Property. No current or former employee or contractor of Seller or any Affiliate of Seller has any ownership, license or other right in any of the Owned Intellectual Property.

(g)     Other than as set forth on Schedule 3.12, none of the Owned Intellectual Property comprises, embodies or contains, or is distributed in connection with, open source code, freeware or shareware. The Owned Intellectual Property, and, to Seller’s knowledge, all third party Software that may be distributed by Seller in connection with the Business, contains no computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To Seller’s knowledge, neither the Base Software nor any other software included in the Owned Intellectual Property, and, to Seller’s knowledge, no third party Software that may be distributed by Seller in connection with the Business, contains any worm, bomb, backdoor, disabling device, or other unauthorized feature that may cause the software or any portion thereof to become erased, inoperable or otherwise incapable of being used.

(h)     No Contract that will be assigned to Buyer at the Closing confers upon any Person any ownership right with respect to any Owned Intellectual Property.

(i)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. To Seller’s knowledge, none of its employees or third-party developers of Owned Intellectual Property is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel Seller or stockholder thereof to grant or offer to any third party any license or right to the Owned Intellectual Property.

(j)     Seller has complied and is in compliance with all applicable statutes and Laws of all Governmental Authorities, commissions, boards, bureaus and instrumentalities of the United States and any other applicable foreign jurisdiction, or any state and political subdivision thereof, or any self-regulating organization, regarding privacy, security and/or data protection in connection with the Business (collectively, “Privacy Laws”), except for such noncompliance which, individually or in the aggregate, would not adversely affect the Business in any material respect. Seller maintains, enforces and has enforced and complied with in all respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any confidential and sensitive information and/or data related to the Business, including without limitation, any financial or personally identifiable information related to the Business (collectively, “Confidential Data”). Neither this Agreement nor the transactions contemplated hereby violate or will violate the terms and conditions of any applicable Privacy Laws in any material respect or of any Privacy Policies.

(k)     To the knowledge of Seller, no Confidential Data has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any person. There are no actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened, or complaints filed, and Seller is not subject to any settlement agreement, directive or order at law or in equity before or by a Governmental Authority regarding the Privacy Policies and/or any Confidential Data.

3.13.    Tax Matters.

(a)     All material Taxes owed by Seller or the UK Subsidiary with respect to the Business, whether or not shown on any Tax Return, have been timely paid.

(b)     All tax returns required to be filed by Seller or the UK Subsidiary relating to the Business have been timely filed and all such tax returns were true, complete and correct in all material respects and prepared in accordance with the requirements of the tax laws applicable to Seller or the UK Subsidiary.

(c)     There are no Liens (other than Permitted Liens) on the Acquired Assets relating to or attributable to Taxes.

(d)     Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e)     There are no actions, audits, disputes, examinations or written claims against Seller or the UK Subsidiary for non-income Taxes that relate to the Acquired Assets.

(f)     No claim has been made in writing within the last three taxable years by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(g)     There is no waiver of the statute of limitations in respect of non-income Taxes or extension of time with respect to a non-income Tax assessment or deficiency with respect to the Acquired Assets in effect.

3.14.   Suppliers; Customers. With respect to the most recent fiscal year, Schedule 3.14A sets forth a true, correct and complete list of (a) the ten (10) largest (by Dollar volume) customers of the Business during the twelve months ended December 31, 2018, showing the volume in Dollars for such period, and (b) the ten (10) largest (by Dollar volume) suppliers and service providers for the Business during the twelve months ended December 31, 2018, showing the cost of such supplies or services for such period. The information set out in Schedule 3.14B, setting out the monthly recurring revenue of the Business, is also true, correct and complete in all material respects.

3.15.  Insurance. Seller maintains adequate insurance policies or self-insurance covering all of the Acquired Assets and the various occurrences which may arise in connection with the Business (or the operation thereof). Seller has not been refused insurance on a basis relating to the assets or operations of the Business during the twelve (12) months prior to the date hereof. Set forth on Schedule 3.15 is a true, correct and complete description of each outstanding claim, and all claims made and refused, related to the Business made under any of the insurance policies or covered by any self-insurance arrangement during the twelve (12) months prior to the date hereof.

3.16.   Brokers, Finders, Etc. Seller has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the Asset Purchase who might be entitled to a fee or commission in connection therewith, other than Regions Securities LLC. Seller is and will remain after Closing solely and exclusively responsible for any payments or other obligations which may be owed to Region Securities LLC.

3.17.   Licenses, Approvals, Other Authorizations. No filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Seller or any of its Affiliates, in connection with the consummation of the Asset Purchase except for those (i) that are applicable solely as a result of the specific regulatory status of Seller, including, without limitation, filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (ii) that become applicable solely as a result of the specific regulatory status of Buyer, or (iii) where the failure to obtain such authorization, consent or approval would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

3.18.   Sufficiency of Assets. The Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the Contracts, rights, property and assets necessary to conduct the Business in all respects as currently conducted. For greater certainty, the UK Subsidiary has no assets or Contracts used in or necessary for the operation of the Business, other than those Contracts which are listed in Schedule 2.1(a)(x) or Schedule 6.1B, all of which are expressly listed in such schedules as being contracts of the UK Subsidiary.

3.19    Liabilities. There are no arrears in rent payments, service charges, insurance premiums or other moneys due under any of the lease agreements listed in Schedule 2.1(a)(x), except those that are due and payable in the ordinary course. To the knowledge of Seller there are no pending or threatened condemnations, planned public improvements, or other adverse claims or conditions affecting the leased premises used in the operations of the Business.

3.20   Insolvency. No order has been made or petition presented or resolution passed for the winding up of Seller or the UK Subsidiary, nor has any distress execution or other process been levied against Seller or the UK Subsidiary or action taken to repossess goods in the possession of Seller or the UK Subsidiary. Neither Seller nor the UK Subsidiary has made or proposed any arrangement or composition with creditors or any class of its creditors, except as disclosed in Seller’s filings with the Securities and Exchange Commission set forth on Schedule 3.20 or otherwise as set forth on Schedule 3.20. Seller and the UK Subsidiary will be solvent upon the consummation of the transactions contemplated by this Agreement and repayment of the Existing Indebtedness from the proceeds therefrom.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

4.1.     Incorporation; Authorization; Etc. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. UK Buyer is a limited company duly incorporated, validly existing and in good standing under the laws of England and Wales. UK Buyer has full limited company power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer’s and its Affiliates obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its directors or officers are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or entitle any Person to terminate, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer’s or any of its Affiliates’ assets or properties pursuant to, any Contract or Order to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to adversely affect, in any material respect, Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

4.2.     Brokers, Finders, Etc. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the Asset Purchase who might be entitled to a fee or commission in connection therewith.

4.3.    Licenses, Approvals, Other Authorizations, Consents, Reports, Etc. No filing with, notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer or any of its Affiliates, in connection with the consummation of the Asset Purchase except for those (i) that are applicable solely as a result of the specific regulatory status of Buyer or Seller, including, without limitation, filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or (ii) where the failure to obtain such authorization, consent or approval would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

4.4.    Acquisition of Acquired Assets and Operation of the Acquired Business for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Assets and operation of the business acquired hereunder. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers of Seller and management employees of Seller and to acquire additional information about the business and financial condition of Seller. Buyer acknowledges that it has not relied on any representation or warranty from Seller with respect to the Business, other than as set forth in this Agreement.

4.5.     Necessary Funds. Buyer has funds necessary to consummate the Asset Purchase and to pay related fees and expenses. Buyer will provide sufficient funds to pay the Base Purchase Price, plus any and all related fees and expenses.

ARTICLE V

Covenants of Seller and Buyer

5.1.     Confidentiality; Records; Cooperation.

(a)     Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement between Buyer and Seller, dated as of November 15, 2018, which is hereby incorporated into this Agreement as though fully set forth herein, provided that from and after the Closing, Buyer will be free to use or disclose any confidential information of the Business at its sole and exclusive discretion.

(b)    The parties agree that from and after the Closing Date, Buyer shall (i) hold all of the material books and records of Seller with respect to the Business and acquired hereunder, existing on the Closing Date, and not destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by law, and (ii) afford Seller, its accountants and counsel, during normal business hours and to the extent permitted by applicable law, upon reasonable written request, access to such books and records to the extent that such access may be necessary for any legitimate purpose, including without limitation responding to Governmental Authorities, defending or prosecuting litigation and preparation of income Tax Returns and other Tax filings, at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller’s rights of discovery.

(c)     Buyer and Seller shall, and shall each cause its Affiliates to, furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including access to books and records) as is reasonably necessary to transfer the Acquired Assets and for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Buyer shall, and shall each cause its Affiliates to, cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets.

(d)    Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5.1, with respect to any material non-privileged records of Seller pertaining to the Acquired Assets or to the Assumed Liabilities that are retained by Seller.

5.2.     Reasonable Best Efforts, Obtaining Consents.

(a)     Subject to the terms and conditions herein provided, including Section 2.4 hereof, each of Seller and Buyer agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) to lift or rescind any Order adversely affecting the ability of the parties hereto to consummate the Asset Purchase, (iv) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Seller or Buyer to expend material sums of money or grant any material financial or other accommodation, other than the payment by Buyer of the Base Purchase Price). Seller and Buyer further covenant and agree, with respect to a threatened or pending Order or Law that would adversely affect the ability of the parties hereto to consummate the Asset Purchase, to use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Seller or Buyer to expend material sums of money or grant any material financial or other accommodation).

(b)     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2(b), the proper officers and/or directors of Seller or Buyer, including, to the extent applicable, any Entity designated to hold the Acquired Assets, shall take all such necessary action.

(c)    Each party hereto shall promptly inform the other of any material communication from or any Governmental Authority regarding any of the transactions contemplated hereby. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Buyer will advise Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated hereby.

5.3.     Conduct of Business. From the date hereof through the Closing, except as otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing, Seller covenants and agrees that:

(a)     Seller shall make use of the Acquired Assets in the ordinary and usual course in accordance with past practices and in compliance with all Laws;

(b)     except in the ordinary course of business or as required by Law, Contract or the terms of an Employee Plan existing on the date hereof, Seller shall not hereafter (i) increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement not consistent with Seller’s policies respecting such agreements with, any of the Assumed Employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any Assumed Employee, whether past or present not otherwise required by Contract or under any Employee Plan in effect on the date hereof; (iii) enter into any express new employment, severance, consulting or other compensation agreement with any Assumed Employee; or (iv) commit itself to any pension, profit sharing, deferred compensation, group insurance, severance pay, retirement or other Employee Plan, fund or similar arrangement in addition to those in effect on the date hereof and intended exclusively for the Assumed Employees, or amend or commit itself to amend any of such plans or similar plans intended for the benefit of Seller’s employees generally if the effect thereof would exclusively benefit the Assumed Employees, funds or similar arrangements in existence on the date hereof; provided, however, that bonuses, severance payments or other incentives committed to in connection with or in contemplation of the Asset Purchase or a similar transaction as set forth on Schedule 3.11 may be paid by Seller at or prior to Closing;

(c)    except as otherwise provided for in or contemplated by this Agreement, Seller shall not (i) assume, incur or guarantee any obligation for borrowed money that would constitute, or increase Buyer’s obligation respecting, the Acquired Assets or an Assumed Liability, (ii) cancel or compromise, any debts owed to it that would constitute, or decrease the value of Buyer’s right respecting, an Acquired Asset, (iii) waive or release any rights of material value relating to the Acquired Assets, or (iv) close any material facilities relating to the Acquired Assets;

(d)     except in the ordinary course of business, Seller shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any Acquired Asset (other than inventory in the ordinary course of business consistent with past practice), (ii) create or permit to exist any new Lien affecting the Acquired Assets, or (iii) enter into any joint venture, partnership or other similar arrangement or form any other new arrangement or restriction for the conduct of the business relating to the Acquired Assets;

(e)     it will not make, change or revoke (in each case, in writing) any material Tax election or enter into any written agreement or written arrangement with a Governmental Authority with respect to any material amount of Taxes, in either case relating to the Acquired Assets that will have a continuing effect on the Acquired Assets after consummation of the transactions contemplated by this Agreement;

(f)     (A) enter into, amend, revise, or renew any Material Contract relating to the Business other than in the ordinary course, or (B) terminate any Material Contract or enter into any multi-year Contracts relating to the Business which contain liquidated damages or penalty provisions, in each case where such Material Contract has an annual Dollar value in excess of $25,000 (provided that in the event of any such proposed termination, the approval of Buyer will not be unreasonably withheld);

(g)     hire, terminate or enter into any employment agreement with any Assumed Employee at an executive or managerial level;

(h)     commence, settle or compromise any litigation relating to the Business, in each case where the aggregate amount of claims made pursuant to such litigation has a Dollar value in excess of $25,000; or

(i)       enter into any agreement or other commitment whatsoever to do any of the foregoing.

5.4.     Preservation of Business. From the date hereof to the Closing Date, subject to the terms and conditions of this Agreement, Seller shall use reasonable best efforts (i) to preserve the Acquired Assets intact in good working order and condition, (ii) to preserve the goodwill of customers and others having business relations with Seller to the extent such business relations relate to the Acquired Assets and (iii) to maintain coverage under all current insurance policies until the Closing Date to the extent relating to the Business.

5.5.     Further Assurances. Seller and Buyer shall, from time to time, execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intent of this Agreement and the transactions contemplated thereby and shall, through its proper officers and directors, take all necessary action to this end, including determining whether to enter into any service or other sharing agreements on a mutually acceptable arm’s-length basis that may be necessary to assure a smooth and orderly transition.

5.6.    Press Release. In the event that either party hereto issues any press release or otherwise makes any public statements with respect to this Agreement or the transactions contemplated hereby, the issuing party shall use all commercially reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement prior to issuing any such press releases or making any such public statement provided that the foregoing shall not restrict or prevent any party from complying with applicable Law or the rules and regulations of any stock exchange or of the Securities and Exchange Commission.

5.7.    Use of Name. Except for purposes of announcing Buyer’s acquisition of the Acquired Assets or responding reasonably to inquiries with respect thereto, Buyer and its Affiliates shall not use or permit the use of the name or mark “Accelerize”, or any other trademark or trade name of Seller or any Affiliate of Seller which is not included in the Owned Intellectual Property, for any commercial purpose or any trademarks or trade names confusingly similar thereto, nor shall Buyer use or permit the use of such names and marks in connection with the operation or disposition of the Acquired Assets or the proceeds thereof; provided, however, that nothing in this Section 5.7 shall require the amendment of any Contracts nor limit, where relevant, any accurate and complete statement of facts concerning ownership of the Acquired Assets prior to the Closing in any Action or in any filing with a Governmental Authority.

5.8.     Restrictive Covenants.

(a)    Non-Disparagement. Each party hereto shall not, and shall cause its Affiliates not to, for the period expiring seven (7) years subsequent to the Closing Date, make any disparaging, derogatory, denigrating, ridiculing or otherwise critical statements or comments, orally or in writing, directly or indirectly concerning any of the other parties hereto or any of their Affiliates; provided that this Section shall not apply in the event of any litigation before a Governmental Authority between the parties hereto with respect to the subject matter hereof.

(b)     Judicial Determination. The parties hereto agree that if any court of competent jurisdiction in a final nonappealable judgment determines that any provision of this Section 5.8 is unreasonable, arbitrary or against public policy, then a lesser provision which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(c)     Specific Performance. Because the remedy at law for any breach of the foregoing provisions of this Section 5.8 may be inadequate, each of Buyer and Seller hereby consent, in case of any breach, to the granting by any court of competent jurisdiction of specific performance of such provisions.

(d)     No Shop. From the date hereof through the Closing Date, Seller shall not, and shall cause its directors, officers, consultants, advisors, representatives and employees not to, directly or indirectly, initiate, solicit, permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations for the purpose or with the intention of leading to any proposal concerning the disposition, directly or indirectly, of the Acquired Assets or the Business; provided that Seller and its directors (and at the direction of its directors, its officers and legal and financial representatives) may permit, participate in, engage in or otherwise facilitate discussions, conversations or negotiations, to the extent determined to be necessary by Seller’s board of directors in satisfaction of its fiduciary obligations concerning the disposition, directly or indirectly, of the Acquired Assets or the Business with respect to any unsolicited third party offers which may be received by Seller during the period from the date hereof through the Closing Date, provided that Buyer is promptly provided notice of any such offers, discussions, conversations or negotiations and will be provided with the opportunity to match the terms of any such offer.

(e)     Non-Competition. Each of Seller and the Executive Shareholder shall enter into a Non-Competition Agreement (each, a “Non-Competition Agreement”) as of the Closing Date to the effect that each such party shall not, for the period expiring five (5) years subsequent to the Closing Date, directly or indirectly, (i) engage in business activities in competition with the Business; or (ii) invest in or have any ownership interest in any Person that engages in or, to the knowledge of such party, plans to engage in any business activities in competition with the Business. Notwithstanding the foregoing, nothing in this Section 5.8(e) will prohibit Seller from becoming a customer of Buyer following the Closing.

(f)     Non-Solicitation. Each of Seller and the Executive Shareholder shall enter into a Non-Solicitation Agreement (each, a “Non-Solicitation Agreement”) as of the Closing Date to the effect that each such party shall not, for the period expiring two (2) years subsequent to the Closing Date, directly or indirectly, (i) cause, induce, solicit, request, advise or encourage any actual or prospective customer, distributor, agent, consultant, licensor, supplier or vendor of the Business or any other Person who has a business relationship with the Business to terminate, modify or otherwise curtail or impair any such actual or prospective relationship, (ii) cause, induce, solicit, request, advise, recruit or encourage any employees of the Business to leave the employment or engagement of the Business, (iii) hire, employ or otherwise engage any such employee who has left the employment or engagement of the Business within 90 days of such departure or (iv) otherwise knowingly interfere with, influence or alter the Business’s relationship with any customer, distributor, agent, consultant, licensor, supplier or vendor of the Business or with any employee; provided, however, that the foregoing clause (ii) shall not prohibit any general solicitation not specifically directed to any employees of the Business.

(g)    Break Fees. In the event the Closing does not occur on or before June 30, 2019 (the “Long Stop Date”) as a result of (i) Seller terminating this Agreement, other than due to the failure of Buyer to satisfy the conditions to closing set forth in Article IX hereof (but excluding the condition set out in Section 9.1(c)), or (ii) the failure of Seller to satisfy the conditions to closing set forth in Article VIII hereof (but excluding the condition set out in Section 8.1(c) with respect to Seller’s shareholders), Seller shall pay the Break Fee to Buyer. In the event the Closing does not occur on or before the Long Stop Date as a result of the failure of Seller to satisfy the condition to closing set forth in Section 8.1(c) with respect to Seller’s shareholders, Seller shall pay a fee to Buyer equal to $194,000. Notwithstanding the foregoing, the Long Stop Date will be automatically extended by the period of time, if any, commencing on the date the preliminary proxy statement with respect to the Asset Purchase is submitted by Seller to the U.S. Securities and Exchange Commission and ending on the date the definitive proxy statement with respect to the Asset Purchase may be properly submitted to the U.S. Securities and Exchange Commission, but only to the extent such period exceeds ten (10) days. In the event the Closing does not occur on or before the Long Stop Date as a result of (i) Buyer terminating this Agreement, other than due to the failure of Seller to satisfy the conditions to closing set forth in Article VIII hereof (but excluding the conditions set out in Section 8.1(c) (with respect to Seller’s shareholders)), or (ii) the failure of Buyer to satisfy the conditions to closing set forth in Article IX hereof (but excluding the conditions set out in Section 9.1(c)), Buyer shall pay the Break Fee to Seller. Each of Buyer and Seller acknowledge and agree that any amounts received in connection with this Section 5.8(g) represent the actual and expected damages of such party that will be incurred if this Agreement is terminated.

(h)     Non-Disclosure. Seller agrees that it will not, directly or indirectly, disclose, divulge or communicate orally, in writing or otherwise any confidential information, trade secrets or confidential data relating to the Acquired Assets, the Business, Buyer or its affiliates to any other person, firm or corporation, and this obligation will survive in perpetuity provided that the foregoing restriction will remain subject to the terms of Section 5.6.

5.9.     Indebtedness. Within two business days of the Closing Date, Seller will repay the outstanding Existing Indebtedness owed to each of SaaS Capital Funding II, LLC and Beedie Investments Limited to the effect that Seller will be released from any obligation of repayment in respect of the Existing Indebtedness.

ARTICLE VI

Employees, Employee Benefits and Other Transitional Matters

6.1.     Hiring Employees of Seller. Buyer has offered to employ those certain employees of Seller that are actively employed in the Business and are listed on Schedule 6.1A hereto effective on the Closing Date, and Buyer covenants that it will pay each such employee a base salary at least equal to such employee’s salary immediately prior to Closing. Each employee listed on Schedule 6.1A shall be referred to herein as an “Assumed Employee”; provided, for the avoidance of doubt, that no such employment need be offered to the Executive Shareholder or to Damon Stein and such persons will not be considered to be Assumed Employees for the purposes of this Agreement. As of the Closing Date, Buyer shall assume the employment of each Assumed Employee from Seller (including the Pierini Employment Agreement), and Seller shall cooperate with, and use its reasonable best efforts to assist, Buyer in transitioning the employment of each Assumed Employee to Buyer. Notwithstanding the foregoing, Buyer and Seller acknowledge that following the Closing Date each Assumed Employee will be an employee at will, and that the provisions of this Section 6.1 do not obligate Buyer to retain the Assumed Employees as employees of the Business for any period of time following the Closing Date. Prior to the Closing Date, Seller shall have delivered to Buyer with respect to each Assumed Employee his or her title, base salary, location, target bonus and other incentives which information shall also be set forth on Schedule 6.1 hereto. Nothing express or implied in this Agreement shall obligate Buyer to provide continued employment to any Assumed Employee for any period of time following the Closing Date or shall prevent Buyer from modifying the compensation or employee benefits of any Assumed Employee following the Closing Date. Seller shall retain all liabilities and obligations, if any, with respect to any employees of the Business who are not Assumed Employees.

6.2.     Medical Benefits. Commencing as of the Closing Date, Buyer shall provide the Assumed Employees and eligible dependents and beneficiaries thereof medical and dental benefit coverage, in each case reasonably comparable in the aggregate to the coverage provided to active employees by Buyer’s benefit plans.

6.3.     Investment Plans. Buyer shall have no liability and responsibility for Seller’s 401(k) plan or any other retirement savings or investment plans (the “Investment Plans”) with respect to those Assumed Employees (or their beneficiaries) who, as of the Closing Date, are participants in any Investment Plan. No such participant will be eligible to make any further contributions to any Investment Plan, and Seller will not be obligated to make any contribution with respect to any such participant in any Investment Plan, with respect to compensation earned by such employees on or after the Closing Date.

6.4.     Severance. Seller shall retain all liabilities, if any, for any severance or termination costs relating to employees who experience a termination of employment by Seller as a result of the transactions contemplated by this Agreement.

6.5.     Service Credit. Following the Closing Date, Buyer will give each Assumed Employee full credit for prior service with Seller for purposes of (a) any Buyer Employee Plan (as defined below) and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Assumed Employee is otherwise eligible and in which the Assumed Employee is offered participation, solely to the extent that such service is recognized by Seller or its Affiliates under a comparable Employee Plan of Seller, but except where such credit would result in a duplication of benefits or result in credit for periods not recognized under the terms of the Employee Plan for any employee of Buyer. In addition, with respect to the Assumed Employees, Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer and shall use its commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Assumed Employees in the calendar year in which the Closing Date occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral insurance plan, disability benefits plan and any unexpired severance benefit plans, for the benefit of, or relating to, the current employees of Buyer, excluding any defined benefit pension plan and retiree medical or life insurance plan.

6.6.     UK Employees.

(a)     The parties agree that the sale and purchase pursuant to this Agreement will constitute a relevant transfer for the purposes of the Regulations and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the UK Employees. Such contracts shall be transferred to UK Buyer pursuant to the Regulations with effect from the Closing Date.

(b)     Buyer and UK Buyer shall indemnify Seller and the UK Subsidiary in respect of any Demand in connection with:

(i)      any Employment Costs attributable to the period from and after the Closing Date;

(ii)    any claim by a UK Employee made against the UK Subsidiary which arises from or in relation to any act or omission of UK Buyer on or after the Closing Date save to the extent any such act or omission is attributable to a failure by Seller or the UK Subsidiary to comply with its obligations under this Agreement or the Regulations; and

(iii)  any failure by UK Buyer to comply with its information and consultation obligations under the Regulations (including providing the UK Subsidiary with such information as is necessary in order to allow it to perform its own obligations under the Regulations).

(c)     Seller and the UK Subsidiary shall indemnify Buyer and UK Buyer in respect of any Demand in connection with:

(i)      any Employment Costs attributable to the period before the Closing Date;

(ii)    any act or omission or alleged act or omission of the UK Subsidiary or Seller in respect of any UK Employee which arose on or before the Closing Date including, without limitation, where such act or omission is deemed or alleged to have been an act or omission by UK Buyer by virtue of the Regulations; and

(iii)   any failure by the UK Subsidiary or Seller to comply with its obligations under the Regulations save that the UK Subsidiary and Seller shall have no liability if and to the extent any such failure is attributable to a failure by UK Buyer to comply with its own obligations under the Regulations.

ARTICLE VII

Transfer Taxes

7.1.     All transfer, excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, or additions to such Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Seller agrees to use reasonable best efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing Buyer with any appropriate resale exemption certifications and other similar documentation. Seller shall accurately and timely file all required Tax Returns and other documentation with respect to such Transfer Taxes. Buyer shall cooperate with respect thereto as necessary and, if required by applicable Law, will, and will cause its Affiliates to, join in the execution of any such Tax Returns or other documentation.

ARTICLE VIII

Conditions of Buyer’s Obligation to Close

8.1.      Buyer’s obligation to consummate the Asset Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)     The representations and warranties of Seller set forth in ARTICLE III shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Seller shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect.

(b)     Seller and the UK Subsidiary shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing and shall have delivered a certificate dated the Closing Date, to the foregoing effect.

(c)     Seller’s shareholders and board of directors shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)     Seller shall have delivered all of the books of account, financial records, employee records, tax records, accounting records, corporate records, access codes, passwords and Tax Returns with respect to the Business for all items that require such and other books and records of Seller and other items reasonably requested by Buyer.

(e)     No Action shall be pending or threatened against Seller or its board of directors, or the UK Subsidiary, wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to conduct the Business as currently conducted, following the Closing, and no such judgment, Order, decree, stipulation or injunction shall be in effect.

(f)     [intentionally omitted].

(g)     Buyer shall have received a duly executed certification of non-foreign status in accordance with the Treasury Regulations under Section 1445 of the Code in the form previously submitted to Buyer from Seller.

(h)     Seller shall have delivered to Buyer the following items at the Closing:

(i)      A closing certificate with respect to Seller’s obligations pursuant to Sections VIII(a) and VIII(b);

(ii)    A certificate of the jurisdiction of incorporation of Seller as of a recent date as to the incorporation and good standing of Seller in such jurisdiction and in each jurisdiction where is qualified to do business;

(iii)    A copy of all Acquired Contracts and Customer Contracts;

(iv)    A copy of the Base Software, including source code and all related software documentation, and a certificate stating that Seller no longer retains or has access to any other copies of the Base Software or related software documentation;

(v)     A certificate of the Secretary of Seller certifying as to the charter and bylaws of Seller, as to the resolutions of the board of directors and the shareholders of Seller authorizing this Agreement and the transactions contemplated hereby and as to the incumbency of the persons executing the Transaction Documents on behalf of Seller;

(vi)    Any other Transaction Documents duly executed by Seller or the Executive Shareholder, as applicable;

(vii)  A payoff letter from each senior lender with respect to the repayment of the principal amount of the Existing Indebtedness and the release of all liens on the Acquired Assets, in form and content reasonably satisfactory to Buyer;

(viii)  The UK Assignment Agreement duly executed by the UK Subsidiary; and

(ix)    Any other documents reasonably requested by Buyer to effectuate the transactions contemplated hereunder.

ARTICLE IX

Conditions of Seller’s Obligation to Close

9.1     Seller’s obligation to consummate the Asset Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a)     The representations and warranties of Buyer set forth in ARTICLE IV shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date). Buyer shall have delivered to Seller a certificate, dated the Closing Date, to the foregoing effect.

(b)     Buyer and UK Buyer shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing and shall have delivered a certificate dated the Closing Date, to the foregoing effect.

(c)     Seller’s shareholders shall have authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)     Payment of the Base Purchase Price, as provided herein.

(e)   No Action shall be pending or threatened against Buyer or UK Buyer wherein an unfavorable judgment, Order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Buyer to conduct the Business as currently conducted, following the Closing, and no such judgment, Order, decree, stipulation or injunction shall be in effect.

(f)     [intentionally omitted].

(g)    Buyer shall have received a duly executed certification of non-foreign status in accordance with the Treasury Regulations under Section 1445 of the Code in the form previously submitted to Buyer from Seller.

(h)     Buyer shall have delivered to Seller the following items at the Closing:

(i)     A closing certificate with respect to Buyer’s obligations pursuant to Sections IX(a) and IX(b);

(ii)     A certificate of the jurisdiction of incorporation of Buyer as of a recent date as to the incorporation and good standing of Buyer in such jurisdiction;

(iii)   A certificate of the Secretary of Buyer certifying as to the charter and bylaws of Buyer, as to the resolutions of the board of directors of Buyer authorizing this Agreement and the transactions contemplated hereby and as to the incumbency of the persons executing the Transaction Documents on behalf of Buyer;

(iv)    Any other Transaction Documents duly executed by Buyer or UK Buyer, as applicable;

(v)     The Parent Guarantee, duly executed by the Parent; and

(vi)    Any other documents reasonably requested by Seller to effectuate the transactions contemplated hereunder.

ARTICLE X

Survival; Indemnification

10.1.   Survival Periods. All representations and warranties contained or made in, or in connection with, this Agreement or in any Schedule, or any certificate, document or other instrument delivered in connection herewith, shall survive for a period of twenty-four (24) months following the Closing, except that (i) the representations and warranties set forth in Sections 3.10 (Employee Benefits) and 4.5 (Necessary Funds) shall survive for the period of the applicable statute of limitations; (ii) the representations and warranties set forth in Section 3.13 (Tax Matters) shall survive for an additional thirty (30) days following the expiration of the applicable statute of limitations (as extended); and (iii) the representations and warranties set forth in Sections 3.1 and 4.1 (Incorporation, Authorization) and Section 3.4 (Title to Assets) shall survive the Closing without limitation.

10.2.    Indemnification by Seller.

(a)     From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses including those incurred to enforce the terms of this Agreement (collectively, “Covered Liabilities”), suffered, directly or indirectly, by any of the Buyer Indemnified Parties, by reason of, or arising out of (i) any of the Retained Assets or the Retained Liabilities, including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) the ownership and operation of any of the Acquired Assets and Assumed Liabilities prior to the Closing Date, or (iii) any breach of any representation, warranty, covenant or agreement of Seller contained herein or in any certificate, schedule, exhibit or Transaction Document delivered pursuant to this Agreement.

(b)     Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification under this Section 10.2 unless and until the aggregate amount of all claims against Seller under this Section 10.2 exceeds $25,000 (the “Indemnity Deductible”) and then only to the extent such aggregate amount exceeds such amount; provided, further, that in no event shall Seller be required to pay or otherwise be liable for an amount in excess of the Base Purchase Price (the “Indemnity Cap”) with respect to claims made under this Section 10.2.

(c)     In no event will Seller be required to pay or otherwise be liable to indemnify the Buyer Indemnified Parties with respect to any claims for indemnification arising from a breach of any representations or warranties of Seller set out in this Agreement for an amount in excess of two hundred thousand Dollars ($200,000), provided however that the foregoing limitation shall not apply to any breach of Section 3.20.

(d)     For the purposes of (i) determining if a breach of any of the representations or warranties of Seller set out in this Agreement has occurred and (ii) calculating the amount of the Covered Liabilities under this Section 10.2, any references to materiality, or any Material Adverse Effect qualifications, in the representations and warranties of Seller shall be disregarded.

(e)    Except as may be included in any insurance policy procured by Buyer, the amount of any claims for indemnification arising from a breach of any representations or warranties set out in this Agreement shall not include punitive or consequential damages or any equitable equivalent thereof or substitute therefor.

10.3.     Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Covered Liabilities suffered, directly or indirectly, by any of the Seller Indemnified Parties by reason of, or arising out of (i) Buyer’s ownership or operation of any of the Acquired Assets or the Assumed Liabilities after the Closing Date, including any liability based on negligence, gross negligence or any other theory of liability, whether in law or equity, (ii) Buyer or any of its Affiliates coming into possession of, receiving, or becoming entitled to any Retained Asset after the Closing Date or (iii) any breach of any representation, warranty, covenant or agreement of Buyer contained herein or in any certificate, schedule, exhibit or Transaction Document delivered pursuant to this Agreement; provided, however, that Buyer shall not be required to indemnify the Seller Indemnified Parties with respect to any claim for indemnification under this Section 10.3 unless and until the aggregate amount of all claims against Buyer under this Section 10.3 exceeds the Indemnity Deductible and then only to the extent such aggregate amount exceeds such amount; provided, further, that in no event shall Buyer be required to pay or otherwise be liable for an amount in excess of the Indemnity Cap with respect to claims made under this Section 10.3.

10.4.    Indemnification Procedures.

(a)     If any indemnified party receives notice of the assertion of any Third-Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 10.4 shall not relieve any indemnifying party of its obligations under this Section 10.4, except to the extent that such indemnifying party is materially prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

(b)     An indemnifying party, at such indemnifying party’s own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third-Party Claim. If an indemnifying party elects to defend a Third-Party Claim, then, within ten business days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third-Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party’s good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party’s reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third-Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ counsel (“Separate Counsel”), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party’s reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnified party, and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third-Party Claim, or fails to notify an indemnified party of its election as provided in this Section 10.4 within the period of ten business days described above, the indemnified party may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder). Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that would reasonably be expected affect the indemnified party in any material respect.

10.5.    Certain Limitations.

(a)     The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) in respect of the same matter for which indemnification is provided. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Covered Liabilities.

(b)     The amount of any liability for which indemnification is provided under this Agreement shall be treated by Buyer and Seller as an adjustment to the Base Purchase Price, and Seller and Buyer agree not to take any position inconsistent therewith for any purpose except as otherwise required by Law.

ARTICLE XI

Termination

11.1.    Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)     The mutual written consent of Seller and Buyer;

(b)     Either Seller or Buyer if the Closing has not occurred by the close of business on the Long Stop Date, if the failure to consummate the Asset Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing (and for greater certainty, for the purposes of this Section 11(b), Buyer shall not be responsible for fulfilling the undertakings or commitments set out in Sections 9.1(c) or 9.1(f));

(c)     Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due (and for greater certainty, for the purposes of this Section 11(c), Buyer shall not be responsible for fulfilling the commitments set out in Sections 9.1(c) or 9.1(f)); or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within 30 business days after Seller delivers written notice thereof; or

(d)     Buyer, provided it is not then in breach of any of its obligations hereunder, if (i) the Closing has not occurred by June 30, 2019 but, in the event of such termination, if the Long Stop Date has been extended pursuant to Section 5.8(g) and the Long Stop Date as extended has not yet occurred at the time of such termination, no Break Fee shall be payable by Seller, or (ii) Seller fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within 30 business days after Buyer delivers written notice thereof.

11.2.   Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(a), 5.8(g) and 12.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.8 and 4.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

ARTICLE XII

Miscellaneous

12.1.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

12.2.    Governing Law; Consent to Jurisdiction.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b)     The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York located in New York County (or any other court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the United States District Court for the Southern District of New York located in New York County (or any other state court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action), and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the United States District Court for the Southern District of New York located in New York County (or any other court in the State of New York, County of New York if it is determined that the United States District Court for the Southern District of New York located in New York County does not have jurisdiction over such action) having subject matter jurisdiction.

12.3.   Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

12.4.   Expenses. Except as set forth in this Agreement, whether the Asset Purchase is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Buyer shall pay all fees and Transfer Taxes relating to the transfer of the Acquired Assets and the Assumed Liabilities.

12.5.   Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to Seller:

Accelerize Inc.
20411 SW Birch Street, Suite 250 Newport Beach, CA 92660

Attention: General Counsel
Telephone: (949) 548-2253
Email: damon@getCAKE.com

With a copy to:

Robert V. Condon III
Sullivan & Worcester LLP
ZAG/S&W
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3049
Email: rcondon@sandw.com

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

8133 Warden Avenue, 7th Floor

Markham, Ontario Canada L6G 1B3

Attention: Chief Financial Officer

Email: bwilhelm@constellationhbs.com

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

12.6.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that (i) Seller may assign this Agreement to any Entity (other than Buyer or its affiliates) that succeeds to substantially all of Seller’s assets and liabilities, and (ii) Buyer may assign its rights hereunder (A) to one or more of its affiliates, or (B) from and after the Closing, to Buyer’s lenders; provided that no such assignment shall relieve Buyer or Seller of any of its obligations hereunder. Any assignment or attempted assignment other than in accordance with this Section 12.6 shall be void ab initio.

12.7.    Headings; Definitions. The Section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections, Articles, Schedules or exhibits contained herein mean Sections, Articles, Schedules or exhibits of this Agreement unless otherwise stated.

12.8.    Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

12.9.   Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

12.10.  Waiver; Effect of Waiver. No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

12.11.  Remedies Cumulative. Except as otherwise provided in ARTICLE X, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, as an instrument under seal, in their names and on their behalf by their respective officers, thereunto duly authorized, on and as of the date first set forth above.

SELLER:

ACCELERIZE INC.

By:/s/ Brian Ross

Name: Brian Ross

Title: Chief Executive Officer

BUYER:

CAKE SOFTWARE, INC.

By:/s/ Dexter Salna

Name: Dexter Salna

Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ACCEPTED AND AGREED, SOLELY WITH RESPECT TO THE OBLIGATIONS SET FORTH IN SECTION 5.8 OF THE AGREEMENT:

/s/ Brian Ross
Brian Ross